CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is dated as of the 26th day of October, 2006, by and between PLATINUM ENERGY RESOURCES, INC., a Delaware corporation (“Platinum”), and Lance Duncan (“Duncan”).

WHEREAS, on January 26, 2006, Platinum, Tandem Energy Holdings, Inc. (“Tandem”) and PER Acquisition Corp. (“PER”) and certain stockholders of Tandem, entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) pursuant to which PER was to merge with and into Tandem; and

WHEREAS, in connection with the proposed merger, on January 26, 2006, Platinum entered into a letter agreement with Duncan pursuant to which Platinum agreed to pay to Duncan a fee for his services in connection with the proposed merger as well as for future consulting services (the “Letter Agreement”); and

WHEREAS, in connection with the parties’ determination to restructure the proposed transaction, on October 4, 2006, the Merger Agreement was terminated by the parties and on October 4, 2006, Platinum, PER, Tandem Energy Corporation (“TEC”) and certain stockholders of Tandem, entered into an Asset Acquisition Agreement and Plan of Reorganization (the “Acquisition Agreement”) pursuant to which PER will acquire substantially all of the assets and assume substantially all of the liabilities of TEC (the “Acquisition”); and

WHEREAS, in light of the restructured transaction, on October 26, 2006, the Letter Agreement was terminated by the parties thereto and the parties acknowledged that, notwithstanding the termination of the Letter Agreement, Platinum desires to retain Mr. Duncan’s services in connection with possible business transactions and Mr. Duncan desired to render such services;

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Consulting Services. Platinum hereby engages Duncan to investigate and evaluate enterprises in the energy industry, focusing on oil and gas, with a view to possible future acquisition and, if warranted, to assist in the scheduling of meetings, site inspections and due diligence investigations between the parties, as applicable (the “Services”). Duncan shall perform the duties and responsibilities under this Agreement to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and shall report to Mark Nordlicht, Chairman, or Barry Kostiner, President of Platinum. Duncan shall also investigate and evaluate such enterprises as Messrs. Nordlicht or Kostiner or the board of directors of Platinum may direct during the Term of this Agreement.

2.    Term. Subject to the provisions of Sections 4, 7 and 8 hereof, which shall remain in effect, the term of this Agreement (the “Term”) shall commence on the closing of the Acquisition (the “Commencement Date”) and terminate on the eighteen month anniversary of the Commencement Date. In the event that the Acquisition is not consummated, Platinum shall have no liability to Duncan of any of his affiliates hereunder.

3.    Duties. The parties agree that Duncan shall devote such portion of his working time, attention and energy as the parties may from time to time agree upon, provided that Duncan shall make every effort to investigate and evaluate such enterprises as Platinum may from time to time direct. Duncan agrees not to engage in any activities outside of the scope of this engagement that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement or otherwise clothe him with apparent authority to act on behalf of Platinum unless expressly directed. Duncan agrees not to expressly or impliedly represent himself as an officer, director, employee, agent or representative of the Company with the power or authority to negotiate on behalf of, or to obligate or bind, the Company.

4.    Compensation; Limitations on Transfer.

4.1    For performance of the Services hereunder, subject to the terms and conditions hereof, Platinum shall pay to Duncan 714,286 shares of Platinum common stock, $.0001 par value per share (representing approximately $5 million at a per share price of $7 per share)(the “Shares”) as follows: (i) 178,573 on the Commencement Date, and (ii) 178,571 on the six month, 12 month and 18 month anniversary of the Commencement Date. Duncan shall not receive any other salary, bonus or other remuneration or benefits from Platinum during the Term of this Agreement other than as specifically set forth in this Agreement and, in his capacity as a stockholder of Platinum.

4.2    Duncan acknowledges that the Shares, when issued, shall constitute “restricted securities” under the Federal securities laws inasmuch as they will be acquired from Platinum in a transaction not involving a public offering and that, under such laws and applicable regulations, such Shares may be resold only under certain limited circumstances. In addition to, and not in limitation of the restrictions imposed by applicable securities laws, from the Commencement Date through the eighteen month anniversary of the Commencement Date, Duncan agrees that he shall not transfer any of the Shares regardless of the availability of an applicable exemption to registration and that, from and after the expiration of the eighteen month period immediately following the Commencement Date through the third anniversary of the Commencement Date, Duncan agrees that he shall be entitled to transfer in the aggregate only up to ten percent of the Shares per calendar quarter.

5.    Representations and Warranties of Duncan. Duncan hereby represents and warrants to Platinum with respect to the acquisition of Shares as compensation hereunder as follows:

5.1    Duncan has been given access to such documents, records, and other information and has had adequate opportunity to ask questions of, and receive answers from, Platinum’s officers and representatives concerning Platinum’s business, operations, financial condition, assets, liabilities, and all other matters relevant to his investment in the shares to be issued to him as compensation hereunder. Duncan acknowledges that he has received no representations or warranties from Platinum or its officers or representatives in making this investment decision other than as set forth in this Agreement.

5.2    Duncan understands that acquisition of Shares of Platinum common stock is a speculative investment involving a high degree of risk. Duncan is aware that there is no guarantee that Duncan will realize any gain from accepting the Shares as compensation. Duncan is acquiring the Shares for his own account (or for one or more separate accounts maintained by him), for investment and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and any applicable securities laws of any state.

5.3    Duncan represents that he is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Duncan is financially able to bear the economic risk of this decision to accept the shares as compensation, including the ability to hold the Shares indefinitely or to afford a complete loss of his investment in the Shares. Duncan has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the shares and has the capacity to protect his own interests in connection with such investment. Duncan acknowledges and understands that Platinum has never paid dividends on the Shares and does not anticipate paying dividends in the foreseeable future.

5.4    Duncan acknowledges that the certificates for the securities comprising the Shares that Duncan will receive will contain legends substantially as follows:

THE SHARES THAT ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR PLATINUM ENERGY RESOURCES, INC. (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE. THE SHARES THAT ARE REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN THE COMPANY AND MR. LANCE DUNCAN, DATED AS OF OCTOBER 26, 2006.

Duncan acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended, unless an exemption from such registration is available. Duncan is aware of the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended, that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions. Duncan expressly acknowledges and agrees that Platinum is relying upon Duncan’s representations contained in this Agreement.

6.    Termination.

6.1    Duncan’s consultancy hereunder shall terminate prior to the scheduled end of the Term upon the mutual agreement of Platinum and Duncan. Notwithstanding any termination of Duncan’s consultancy for any reason, Duncan will continue to be bound by the confidentiality provisions contained herein.

6.2    All issuances of Shares to be made hereunder shall be conditioned upon Duncan’s compliance with his confidentiality obligations contained herein. Platinum will not be obligated to continue any such issuances to Duncan in the event that Duncan breaches the terms of this Agreement.

7.    Confidentiality.

7.1    Duncan covenants and agrees that he shall not at any time, during or after the Term, reveal, divulge, or make known to any person or use for his own account any Platinum Confidential Information As used herein, the term “Confidential Information” shall be deemed to include information obtained by Duncan that relates to the past, present, or future business activities of Platinum or its affiliates including, without limitation, information relating to prospects and financial condition.

7.2    Duncan acknowledges that (a) the Confidential Information was developed at great expense and that the Confidential Information is critical to the condition (financial or otherwise) and competitive survival of that party, and (b) a violation of any of the provisions of this Section 7 could result in irreparable injury to such party; and, therefore, Duncan agrees that Platinum shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of any of the provisions of this Section 7, in addition to all other remedies available to such party at law or in equity.

8.    No Conflict; Release.

8.1    Duncan hereby represents and warrants to Platinum that (a) this Agreement constitutes Duncan’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality, employment relationship to which he is a party or by which he is bound or any law, rule or regulation, and (c) during the Term, he will not enter into any agreement, either written or oral, in conflict with this Agreement or his obligations hereunder.

8.2    Duncan, on behalf of himself, his agents, representatives, attorneys, assigns, heirs, executors, and administrators, hereby unconditionally and irrevocably remises, releases and forever discharges Platinum, Tandem Energy Holdings, Inc., Tandem Energy Corporation and Shamrock Energy Corporation and their respective past, present and future officers, stockholders, directors, employees, representatives, attorneys, agents, successors, divisions, companies, subsidiaries, parents and affiliates (and past, present and future agents, directors, officers, stockholders, employees, representatives and attorneys of such divisions, companies, subsidiaries and affiliates), or any of them (collectively, the “Releasees”), of and from any and all suits, claims, demands, interest, costs, attorneys’ fees, expenses, actions and causes of action, rights, liabilities, obligations, promises, contracts, controversies, losses and debts of any nature whatsoever that Duncan, or his heirs, successors, legal representatives or assigns, now has, owns or holds, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected. This release specifically includes any and all contracts and agreements by and between any of the Releasees and Duncan and/or any of his affiliates, all of which are hereby released, waived, terminated and discharged and any such contracts or agreements shall be null and void and of no further effect as between the parties thereto, except for the Finder’s Agreement and the Termination Agreement, each dated even date herewith. Duncan further covenants and agrees that he shall forever forbear from pursuing and does hereby waive and withdraw any legal proceedings, administrative or judicial, against the Releasees asserting any claim of any arising out of or that may have existed at any time on or prior to the date of this Agreement. Duncan represents that he has not assigned any asserted or unasserted claims to any person or entity and acknowledges that Platinum enters into this Agreement in reliance on that representation. Nothing herein shall preclude Duncan from enforcing the terms of this Agreement.

9.    Status as an Independent Contractor. Platinum and Duncan acknowledge and agree that Duncan shall be acting as an independent contractor only in performing the Services and not as an employee, agent or joint venturer of or with Platinum, and shall have no authority to obligate or bind Platinum. The parties acknowledge that, except as otherwise agreed to by Duncan and Platinum, any taxes that may be due and owing with respect to the compensation to Duncan hereunder shall be the sole responsibility of Duncan.

10.    Miscellaneous.

10.1    Successors and Assigns; Entire Agreement; No Assignment; Severability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributes and personal representatives. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes other prior and contemporaneous arrangements or understandings, whether written or oral, with respect thereto. This Agreement may not be assigned without the prior written consent of the other party. If any portion of this Agreement is deemed unenforceable, such provision shall be enforced to the fullest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

10.2    Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or (b) five (5) business days after being mailed, prepaid postage, certified mail, return receipt requested as follows: If to the Company: Platinum Energy Resources, Inc., 25 Phillips Parkway, Montvale, New Jersey 07645 Attention: Barry Kostiner, President, facsimile (212) 581-0002. If to Duncan: Keith C. Thompson Esq., Law Offices of Keith C. Thompson P.C., 4216 102nd Street, Lubbock, Texas 79423, facsimile (806) 783-8357.

10.3    Changes; No Waiver. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. A waiver or failure to enforce the terms of this Agreement or any similar agreement by a party in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

10.4    Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New York, without regard to the conflicts of law principles thereof.

10.5    Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force and effect as an original signature. Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other party(ies); provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

PLATINUM ENERGY RESOURCES, INC.

By:	/s/ Barry Kostiner
Name: Barry Kostiner
Title: Chief Executive Officer

CONSULTANT:

/s/ Lance Duncan
Lance Duncan